Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (EST) on April 24, 2007

Media Contact: Sharon Cooper

973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino

973-948-1364, jennifer.diberardino@selective.com

Selective Insurance Group Reports

First Quarter 2007 Earnings

Combined ratio below 100% for 13th straight quarter: GAAP: 97.4%; Statutory: 95.6%

Workers compensation profitability improves more than 12 points

Investment income up 11%, after-tax

2007 earnings guidance increased $0.05

Branchville, NJ – April 24, 2007 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the first quarter ended March 31, 2007.

Selective Chairman, President and CEO Gregory E. Murphy stated, “In a quarter in which commercial lines competition reached a new level of intensity, we delivered solid new business production, continued strong commercial lines profitability and double-digit growth in after-tax investment income. Our approach to this marketplace centers on strategic cycle management that leverages the benefits of our strong field-based underwriting discipline with new predictive modeling tools; our nationally-ranked service levels that drive superior agency and customer relationships; and financial strength – notably Selective’s “A+” rating from A.M. Best which puts us in the elite 9% of all property & casualty carriers. We remain clearly focused on delivering long-term shareholder value as evidenced through growth in book value per share of 9%, compared to first quarter 2006.

First quarter 2007 highlights, compared to first quarter 2006:

-	Net income was $37.3 million, or $0.62 per diluted share, compared to $40.0 million, or $0.64 per diluted share;
-	Operating income[i] was $29.9 million, or $0.50 per diluted share, compared to $35.2 million, or $0.56 per diluted share;
-	Combined ratio: GAAP: 97.4% vs. 94.3%; Statutory: 95.6% vs. 93.0%;
-

Total net premiums written (NPW) were $417.2 million compared to $432.0 million in first quarter 2006 which included a one-time premium benefit of $11.3 million due to the elimination of the New Jersey Homeowners’ Quota Share Treaty. Excluding this item, NPW were down only 0.7% this quarter;

o	Commercial lines NPW were flat at $370.3 million;
o	Personal lines NPW were down 6% to $46.9 million, excluding the treaty impact
-	Catastrophe losses were $4.8 million vs. $3.2 million; and
-	Investment Income, after-tax, increased 11% to $31.2 million.

Murphy added: “Operating income was off for the quarter due to higher than expected weather-related property losses, partially offset by favorable reserve development across several lines of business. New commercial lines business was up 6% to $76 million for the quarter, including a record 21% increase in small business seamlessly underwritten through our automated One & Done system. Overall commercial lines net premiums written were unchanged, reflecting: (i) flat renewal pricing, including exposure; (ii) a slowing economy that impacted the growth of existing accounts; and (iii) lower retention of larger accounts due to increased market competition. During the quarter, overall premium in our large account operation, which represents 11% of commercial lines premium, was down 7%, to $42 million, compared to first quarter 2006. This was about $6 million below expectations as we lost business to carriers writing below technical premium levels. At the other end of the spectrum, new business was up 15% and renewals were up 5% for accounts with premium $25,000 and under.

“Selective’s enhanced ability to grow profitably in fluctuating market cycles was evidenced by more than a 12-point improvement in the workers compensation statutory combined ratio to 98.2%, compared to first quarter 2006. Our workers compensation underwriting improvement plan, which includes predictive modeling and other advanced business segmentation initiatives, enabled us to retain more of the best accounts while achieving a targeted reduction in poor-performing business. Total commercial lines, which constitute 87% of our premium, generated a statutory combined ratio of 94.0% for the quarter.”

Diversified Insurance Services revenue grew 7% for the quarter, including 17% growth in fee-based flood revenue. Personal lines NPW declined for the quarter, however, the implementation of Selective’s new MATRIX pricing system has begun to generate improvement in targeted retention and quote activity for New Jersey auto business, and led to NPW growth of 8% in the company’s other personal lines states. Although personal lines profitability remains below acceptable levels, the new MATRIX pricing system and other automation enhancements are establishing a smaller, but stronger base from which to grow profitably for the long-term.

Selective’s investment operation delivered another solid performance as after-tax investment income grew 11% due to increased fixed maturity income from a larger invested asset base and increased short-term income from higher short-term interest rates. At March 31, 2007, Selective’s assets reached $4.8 billion, including $3.6 billion in the company’s investment portfolio, up 8% compared to first quarter 2006.

Through April 20, 2007, Selective repurchased a total of 4.3 million shares of common stock through its share repurchase program and new Rule 10b5-1 trading plan. The average price per share was $25.32. There are approximately 0.9 million shares still available for repurchase under the current authorization, which the company’s Board of Directors extended through December 31, 2007. As a result of the company’s more aggressive stock repurchase program, as well as ongoing underwriting improvements, earnings guidance for 2007 has been increased $0.05, to between $2.25 and $2.40.

The company’s Board declared a $0.12 per share quarterly cash dividend on Selective’s common stock, payable June 1, 2007, to stockholders of record on May 15, 2007.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. EST, on April 25, 2007, at www.selective.com. The webcast will be available for rebroadcast until the close of business on May 25, 2007.

Selective Insurance Group, Inc., is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the SEC and those associated with:

•	the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of Eastern Region states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•

changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;

•	fluctuations in interest rates and the performance of the financial markets;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended March 31:	2007	2006
Net premiums written	$417,185	431,989
Net premiums earned	380,013	370,157
Net investment income	39,863	36,002
Diversified insurance services revenue	29,178	27,278
Total revenues	462,109	442,666

Operating income	29,944	35,189
Capital gain, net of tax	7,308	4,789
Net income	$37,252	39,978

Statutory combined ratio	95.6%	93.0%
GAAP combined ratio	97.4%	94.3%

Operating income per diluted share	$0.50	0.56
Net income per diluted share	0.62	0.64
Weighted average diluted shares	60,372	63,804
Book value per share	$18.94	17.40

*All amounts included in this release exclude inter-company transactions.

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i Operating income differs from net income by the exclusion of realized gains or losses on investment sales. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.